Of Counsel:
Fuller, Tubb, Bickford & Krahl	Thomas J. Kenan
Attorneys at Law	kenan@ftpslaw.com

May 27, 2008

Daniel H. Lloyd, CEO
Superior Oil and Gas Co.
844 South Walbaum
Calumet, OK 73014

Dear Mr. Lloyd:

The undersigned is named in the Form S-1 Registration Statement of Superior Oil and Gas Co. (the "Company"), a Nevada corporation, which registration statement is to be filed with the Securities and Exchange Commission in connection with the registration of shares of Common Stock of the Company to be offered for sale by certain selling security holders. The capacity in which the undersigned is named in such S-1 Registration Statement is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered and upon other legal matters concerning the registration or offering of the securities described therein.

The undersigned hereby consents to being named in such S-1 Registration Statement in the capacity therein described.

Sincerely,

/s/ Thomas J. Kenan

Thomas J. Kenan

Exhibit 23.1
Page 1 of 1 Page

201 Robert S. Kerr Avenue, Suite 1000, Oklahoma City, OK 73102
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